Exhibit 16

December 14, 2023

United States Securities and Exchange Commission

100 F Street NE

Washington, DC  20549

Commissioners:

We have read Item 4.01 of Form 8 K dated December 12, 2023, of Athena Gold Corp. and are in agreement with the statements contained therein concerning our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 12, 2023